SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 21, 2005

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

On April 21, 2005, FNBH Bancorp, Inc. issued a press release announcing its financial results for the quarter ended March 31, 2005. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

Exhibits.

99.1     Press release dated April 21, 2005.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 21, 2005	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

3

EXHIBIT INDEX

99.1	Press Release Dated April 21, 2005

FNBH BANCORP INC

FOR IMMEDIATE RELEASE	NEWS RELEASE
Date Submitted: April 21, 2005 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517)545-2213

FNBH Bancorp Inc Announces
First Quarter 2005 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced its operating results for the three months ended March 31, 2005. Net income was $1,661,000, a 14.1% increase over last year’s first quarter earnings of $1,456,000. Basic and diluted net income per share were $.52, an increase of $.06 (13.0%) compared to the same period last year. Return on assets for the first quarter increased to 1.45% compared to 1.33% last year and return on equity increased to 14.56% compared to 13.96% last year.

The increase in earnings was primarily due to increased net interest income of $609,000 (13.0%) due to higher average earning assets and a higher yield on those assets due to the recent increases in the prime rate partially offset by recent increases in rates paid on money market accounts and certificates of deposit. The net interest margin for the three months ended March 31, 2005 was 4.90% compared to 4.61% for the quarter ended March 31, 2004. Offsetting this increase was a decrease in noninterest income of $208,000 (17.6%), a result of the recognition in 2004 of a $299,000 nonrecurring gain on the sale of property held for sale. Noninterest expense increased $216,000 (6.6%) due to increased salary and benefit costs as well as increased computer service fees and other real estate owned expenses. Offsetting these increases was a decrease in the loan loss provision of $129,000 in 2005 compared to the same period in 2004. Non-performing loans of $1,961,000 at March 31, 2005 have increased slightly compared to the year end level of $1,434,000 at December 31, 2004, and have decreased compared to the $4,193,000 level at March 31, 2004. Impaired loans totaled $5.9 million at March 31, 2005 and December 31, 2004 compared to $9.1 million at March 31, 2004. The provision was decreased in 2005 based on an analysis of potential losses inherent in the loan portfolio which is being affected by the current level of nonperforming loans and impaired loans.

At March 31, 2005, assets totaled $465 million, an increase of 1.8% over assets of $457 million at December 31, 2004 and an increase of $19 million (4.3%) from March 31, 2004. Short term investments, certificates of deposit and investment securities at March 31, 2005 increased $2 million (2.2%) from December 31, 2004 and decreased $3 million (3.8%) from March 31, 2004. Loans increased $7 million (1.9%) from December 31, 2004 and $22 million (6.3%) from March 31, 2004, the increase occurred in commercial loans as a result of improved loan demand. Deposits increased to $410 million at March 31, 2005 from $399 million (2.7%) at December 31, 2004, and increased $15 million (3.9%) from $395 million at March 31, 2004. The Company continues to maintain a strong capital position with a 9.6% increase in capital since March 31, 2004.

FNBH Bancorp, Inc., parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $460 million and nine offices, has served Livingston County for over 100 years. The company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes at 800.800.4693 or Monroe Securities Inc. at 312.327.2535.